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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
1414c Inc.	Delaware, USA
Accord Networks (UK) Limited	United Kingdom
Accord Networks Management, Inc.	Georgia, USA
Accord Networks, Inc.	Georgia, USA
A.S.P.I Digital, Inc.	Georgia, USA
MultiLink U.K. Ltd.	United Kingdom
PictureTel Audio Holdings Inc.	Delaware, USA
PictureTel Audio Ltd.	United Kingdom
PictureTel Australia Pty. Ltd.	Australia
PictureTel Company Ltd.	Japan
PictureTel Corporation	Delaware, USA
PictureTel FSC Ltd.	U.S. Virgin Islands
PictureTel GmbH	Germany
PictureTel International BV	Netherlands
PictureTel International Corporation	Delaware, USA
PictureTel Italy Srl	Italy
PictureTel Mexico SA de CV	Mexico
PictureTel Scandinavia AB	Sweden
PictureTel (Schweiz) AG	Switzerland
PictureTel Securities Corporation	Massachusetts, USA
PictureTel Service Corporation	Delaware, USA
PictureTel Service Ltd. Pte.	Singapore
PictureTel U.K. Ltd	United Kingdom
PictureTel Venezuela SA	Venezuela
PictureTel Videoconferencing Systems Corporation	Delaware, USA
Polycom Canada, Ltd.	Canada
Polycom (France), S.A.R.L.	France
Polycom Global Limited	Thailand
Polycom Global Pty Ltd.	Australia
Polycom Global, Inc.	Barbados
Polycom GmbH	Germany
Polycom Hong Kong Limited	Hong Kong
Polycom Israel, Ltd.	Israel
Polycom, K.K.	Japan
Polycom (Netherlands) B.V.	Netherlands
Polycom Norway AS	Norway
Polycom Nova Scotia Ltd.	Canada
Polycom Nova Scotia ULC	Canada
Polycom Peru SRL	Peru
Polycom S de RL de CV	Mexico
Polycom Solutions Pte Ltd.	Singapore
Polycom Telecomunicacoes do Brasil Ltda.	Brazil
Polycom (United Kingdom) Ltd.	United Kingdom
Polycom WebOffice Holding, Inc.	Delaware, USA
Polycom WebOffice, Inc.	Delaware, USA
Polycom WebOffice Israel, Ltd.	Israel
Polyspan Switzerland GmbH	Switzerland
Starlight Networks Inc.	California, USA

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT